Exhibit 12.3

I, Michael A Ashcroft, certify that:

1. I have reviewed this Amendment No. 2 to the Annual Report on Form 20-F of Carlisle Holdings Limited (“the Company”) for the fiscal year ended March 31, 2004;

2. Based on my knowledge, this Amendment No 2 to the Annual Report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report.

March 15, 2005

/s/ Michael A. Ashcroft
Michael A Ashcroft, Chief Executive Officer